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                                                                      EXHIBIT 99


                     [LINCOLN ELECTRIC COMPANY LETTERHEAD]



                            N E W S o R E L E A S E


      For Immediate Release         Contact: Roy L. Morrow (216) 383-4893



              LINCOLN ELECTRIC SHAREHOLDERS APPROVE REORGANIZATION
     -- LINCOLN E.V.P. JOHN M. STROPKI, JR., ELECTED TO BOARD OF DIRECTORS


     CLEVELAND, May 19, 1998 -- Shareholders of The Lincoln Electric Company (Nasdaq: LECOA; LECO) today approved the reorganization of the Company into a holding company with a single class of common stock. The action was taken at the Company's 1998 Annual Meeting of Shareholders.

     The reorganization will have the effect of a two-for-one stock split. Each of the Company's outstanding Common Shares (voting) and Class A Common Shares (non-voting) will be converted into two common shares of a single class of voting stock in Lincoln Electric Holdings, Inc., which will be the holding company for all of Lincoln Electric's domestic and foreign investments.

     The record date for the share conversion is scheduled to be the close of business on June 1, 1998. The holding company shares will begin trading on the NASDAQ National Market on June 2, 1998, and new share certificates will be distributed on or about June 15, 1998.

     Speaking at the Annual Meeting, Lincoln Chairman and Chief Executive Officer Anthony A. Massaro said: "The reorganization approved today should have far-reaching benefits for the Company in terms of continued growth and increased shareholder value."

     Mr. Massaro also remarked about the Company's current strengths and growth strategies as a global leader in the welding industry. "We are determined to continue to build our global market position, as well as to extend our leading market share in North America," he said. "Our globalization strategy, strong exports and continued growth in international markets, combined with increased volume in North America, are key to the future of Lincoln."

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LINCOLN ELECTRIC SHAREHOLDERS APPROVE REORGANIZATION        -2-



     In addition to approval of the reorganization, Lincoln Electric shareholders elected Company Executive Vice President John M. Stropki, Jr., to the Board of Directors.

     Lincoln Electric is a world leader in the design and manufacture of arc welding products and a producer of quality electric motors, robotic welding systems and plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Lincoln has manufacturing operations in 14 countries and a worldwide network of distributors and sales offices.


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